Exhibit 10.2

MANAGING DIRECTOR MATTERS AGREEMENT

AMONG

ANDERSEN AGGREGATOR LLC

And

ANDERSEN GROUP INC.

Dated as of December 16, 2025

-i-

This Managing Director Matters Agreement, dated as of December 16, 2025 (as amended, supplemented, waived or otherwise modified from time to time in accordance with its terms, this “Agreement”), among Andersen Aggregator LLC, a Delaware limited liability company (“Aggregator”), and Andersen Group Inc., a Delaware corporation (“Pubco”).

WITNESSETH:

WHEREAS, the Company (as defined below) is an organization of dedicated business professionals with the analytical skills, personal integrity and business judgment needed to serve clients with a commitment to the highest quality of service;

WHEREAS, the Company seeks to provide the highest quality service to each of its clients worldwide through a responsive and effective relationship led by a Managing Director (as defined below) who understands and cares about the client’s business; and

WHEREAS, shared values enable the Managing Directors to bring the collective knowledge, expertise and resources of the Company to each client engagement, to build the business of the Company and to provide the Company’s people with outstanding career opportunities.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements, covenants and provisions herein contained, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions. The following words and phrases as used herein shall have the following meanings, except as otherwise expressly provided or unless the context otherwise requires:

(a) This “Agreement” shall have the meaning ascribed to such term in the preamble hereto.

(b) “Affiliate” shall mean with respect to any Person any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person. Unless the context states otherwise, “Affiliate” shall refer to an Affiliate of the Company. The parties expressly agree that the Entities listed in Exhibit A attached hereto, as such list may be updated by the Board of Directors from time to time, are Affiliates of the Company.

(c) “Company” shall mean AT Umbrella LLC, together with its Subsidiaries.

(d) “Control” of a Person shall mean the ability, directly or indirectly, to (i) vote more than fifty percent (50%) of the outstanding voting securities of or voting interest in such Person, or (ii) direct the management policies of such Person, by contract or otherwise.

(e) “Managing Director” shall mean a person who holds the title of Managing Director of the Company or a comparable position with an Affiliate thereof or who is a member of an advisory board or equivalent of an Affiliate thereof, as determined in good faith by the Board of Directors of Aggregator.

(f) “Person” means any individual, firm, corporation, partnership, limited liability company, trust, estate, joint venture, governmental authority or other entity.

(g) “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of equity securities or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

ARTICLE 2

ELECTION OF NEW MANAGING DIRECTORS

New Managing Directors may be elected from time to time, as approved by the Board of Directors of Aggregator. Pubco shall not appoint or cause to be appointed a Managing Director unless such Managing Director was previously approved by the Board of Directors of Aggregator.

ARTICLE 3

MISCELLANEOUS

Section 3.1 Term of the Agreement. The term of this Agreement shall continue until terminated by mutual written agreement of Aggregator and Pubco.

Section 3.2 Amendments. This Agreement may be amended only by mutual written agreement of Aggregator and Pubco.

Section 3.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State that would result in the application of the laws of any other State.

Section 3.4 No Third-Party Rights. Nothing expressed or referred to in this Agreement will be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and permitted assigns.

Section 3.5 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one agreement.

Section 3.6 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given to such party at the address, facsimile number or e-mail address specified for such party on its signature page hereto, or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

Section 3.7 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other governmental authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

Section 3.8 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter of this Agreement. Nothing in this Agreement shall create any third- party beneficiary rights in favor of any Person or other party.

Section 3.9 Section Headings; Construction. The headings of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.

IN WITNESS WHEREOF, the parties hereto have duly executed or caused to be duly executed this Managing Director Matters Agreement as of the date first above written.

ANDERSEN GROUP INC.

By:	/s/ Mark L. Vorsatz
Name:	Mark L. Vorsatz
Title:	Authorized Person

Address:

ANDERSEN AGGREGATOR LLC

By:	/s/ Mark L. Vorsatz
Name:	Mark L. Vorsatz
Title:	Authorized Person

Address: